EXHIBIT 99.2

Contact: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry_m_venturelli@whirlpool.com

WHIRLPOOL CORPORATION REPORTS 2005 FIRST QUARTER RESULTS

Higher Material Costs Mitigated by Price Increases

BENTON HARBOR, Mich., April 21, 2005—Whirlpool Corporation (NYSE: WHR) today announced first quarter 2005 net earnings of $86 million, or $1.26 per diluted share, compared to $101 million, or $1.43 per diluted share, in the same period last year. The decline was driven by significantly higher material and oil-related costs.

Net sales of $3.21 billion were a first quarter record and increased 6.7 percent from last year. Excluding currency translations, net sales increased by approximately 4 percent.

“Our first quarter results reflect the positive benefits from our previously announced price increases, which we initiated to mitigate the significant increases in raw material and oil-related costs,” said Jeff M. Fettig, Whirlpool’s chairman, president and chief executive officer. “The results of pricing actions over the first three months of this year, including product and brand mix, were in line with expectations. Our operating results were significantly impacted by approximately $190 million in higher material and oil-related costs compared to the prior year’s quarter. We were able to mitigate most of this through global price increases, productivity improvements, cost controls and a lower effective tax rate.”

Fettig added: “Our first quarter operating margin performance improved versus fourth quarter levels, which reinforces the actions we have been taking to adjust to the global cost environment. These actions include implementing global price increases, driving record levels of controllable productivity, leveraging our global operating platform, reducing non-product related spending and accelerating our rate of innovation to the market. We remain confident that these actions are appropriate to address the current operating environment. In addition to deploying these key operating actions, we also continue to make investments that fuel continuous innovation and improve the capabilities of our global operating platform. Although the global cost environment remains challenging, we remain confident that we will grow our business, improve earnings and deliver our cash flow projection for the year.”

During the quarter, cash used in operating activities was $285 million compared to $141 million last year. As expected, inventories for the quarter increased in support of improved levels of product availability, rising material costs and increased transregional shipments. Cash flow also was negatively impacted by higher capital spending to support key innovation projects and manufacturing investments. Free cash flow was down $176 million, as expected, compared to last year. (See the reconciliation table below for a comparison of cash used in operating activities to free cash flow.)

RECENT MILESTONES

•	Whirlpool Corporation ranked 18th among the 100 best corporate citizens according to Business Ethics Magazine. Whirlpool has been named to the list every year since its inception six years ago.
•	The U.S. Environmental Protection Agency and the U.S. Department of Energy named Whirlpool Corporation an ENERGY STAR Partner of the Year for the sixth consecutive year. Whirlpool received the award for leadership in manufacturing and promoting appliances that reduce both utility bills and greenhouse gas emissions.
•	Black Collegian Magazine named Whirlpool Corporation one of the top 100 employers for college graduates for the second consecutive year.
•	TUV Institute, the renowned German testing organization, awarded the in-home service program of Whirlpool’s Bauknecht brand its highest marks.
•	German consumers selected Bauknecht’s print advertising campaign as the best of the “Most Liked Ads of 2004” in the white goods category, according to the German firm Research International.
•	Whirlpool Corporation received 14 patents during the quarter for proprietary new design and technology innovation.

NEW INNOVATIONS

•	Whirlpool brand introduced a new line of Whirlpool Gold built-in cooking products (ovens, combo-microwaves, and electric and gas cook-tops) that feature European design and advanced technologies that help speed cooking.
•	The KitchenAid brand introduced a new seven-cup food processor and launched a new countertop oven with built-in oven features, such as bake, broil, toast and warm functions. Both products expand the brand’s portfolio of innovative countertop appliances.
•	KitchenAid extended its brand presence with the introduction of a new line of professional-style cutlery.
•	The launch of the new Kenmore HE4t front loading washer and dryer pair, featuring bold new colors, generated strong consumer interest during the quarter.
•	Whirlpool Europe launched its new “Origami” range of innovative cooktops. The new line is manufactured in different sizes and finishes and includes a variety of accessories, such as a cooking stone and a grill plate.
•	In Brazil, Whirlpool’s Consul brand launched two new refrigerators—one featuring in-door water dispensing and the other offering frost-free performance in a space-saving design.

FIRST QUARTER REGION REVIEW

Whirlpool North America operations delivered record first quarter revenue. Sales of $1.98 billion increased 4.5 percent from the prior-year period, as price increases ranging from 5-to-10 percent across product lines were implemented. For the quarter, industry shipments for major appliances (T7) are estimated to have declined by approximately 2 percent, due primarily to fewer shipping days in the current period and trade inventory reductions. Price increases, productivity improvements, and strong cost controls helped mitigate higher costs. Operating results declined 14 percent to $182 million year-over-year, due primarily to significantly higher material and oil-related costs.

Based on current economic conditions, the company continues to expect full-year industry unit shipments in 2005 to increase approximately 2 percent.

Whirlpool Europe sales of $729 million increased 7.3 percent from the prior-year period, representing a record first quarter in units and sales. Excluding currency translations, sales increased approximately 2 percent. Price increases of 3-to-5 percent were implemented across all products and markets during the first quarter. Despite flat industry growth during the quarter, Whirlpool Europe volume improved on the continued strength of the built-in segment and performance of the Whirlpool brand.

Price increases, productivity improvements, strong product mix and favorable currency offset higher material costs and increased operating profit by 7.6 percent to $33 million.

Based on current economic conditions, the company continues to expect full-year industry unit shipments in 2005 to increase approximately 1 percent.

Whirlpool Latin America’s sales of $442 million increased 15.9 percent from the prior-year period, driven by price increases and improved product mix. Price increases on appliances and compressors were implemented during the first quarter. Excluding currency translations, sales increased approximately 8 percent. Industry unit shipments of appliances were up modestly during the quarter. Price increases, productivity improvements, and aggressive cost reduction actions offset significantly higher raw material costs, heightened freight costs associated with product exports from Brazil, and unfavorable currency. Despite the challenging cost environment, operating profit advanced 12.9 percent to $25 million. The region is currently implementing its previously announced additional 6-percent price increase to mitigate higher costs.

The company expects macro-economic conditions to remain positive and consumer interest rates in Brazil to begin easing during the second half of the year. As a result, the company continues to anticipate a 4-to-5 percent increase in industry unit shipments in 2005.

Whirlpool Asia sales of $94 million advanced 7.6 percent from the prior-year period. Excluding currency translations, sales increased approximately 5 percent. Operating profit improved 44 percent over last year’s levels, led by improvement in India and China. The improvement was driven by strong industry growth, market share gains, regional price increases and new product introductions. The prior-year quarter also included costs associated with the Company’s trade management strategy in India.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase 3-to-5 percent.

Outlook

“The challenging cost environment we are experiencing is evolving as expected,” said Fettig. “Material and oil-related costs are expected to increase between $500-to-$550 million during the current year. We continue to execute global price increases, and are aggressively implementing plans to drive higher levels of controllable productivity, reduce non-product related spending and accelerate the introduction of new products. We will continue to focus on these four priorities in all markets around the world. Based on our assessment of the current environment, we continue to expect full-year earnings-per-share of $5.90-to-$6.10, and free cash flow to be in the $250-to-$300 million range.”

The table below reconciles cash (used in) provided by operating activities as prepared in accordance with accounting principles generally accepted in the United States to free cash flow. Management believes this comparison of free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations. Free cash flow is cash (used in) provided by operating activities after capital expenditures, proceeds from the sale of fixed assets and dividends paid.

(millions of dollars)
	Mar. 31 2005	Mar. 31 2004	2005 Projection (1)
Cash (used in) provided by operating activities	($285)	($141)	$862
Capital expenditures	(69)	(54)	(500)–(550)
Proceeds from sale of fixed assets	1	19	50
Dividends paid	(29)	(30)	(112)

Free cash flow	($382)	($206)	$250–$300

Note (1): Amounts for 2005 included in the table above are projections. Such projections are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (EDT) Thursday, April 21, 2005, the company will host a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com

This news release contains forward-looking statements that speak only as of the date of this press release. The company disclaims any obligation to update them. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share, cash flow, and material costs for the full year 2005, as well as the expected consequences of enacted price increases. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. A discussion of factors that that could cause results to differ materially from those anticipated is found in the company’s most recently filed Form 10-Q or Form 10-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED MARCH 31

(millions of dollars except per share data)

	Three Months Ended
	2005	2004
Net sales	$3,208	$3,007
EXPENSES:
Cost of products sold	2,520	2,320
Selling, general and administrative	501	482
Intangible amortization	—	1
Restructuring costs	7	1

	3,028	2,804

OPERATING PROFIT	180	203
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(12)	(6)
Interest expense	(35)	(33)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	133	164
Income taxes	45	61

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	88	103
Equity in loss of affiliated companies	—	(3)
Minority interests	(2)	1

NET EARNINGS	$86	$101

Per share of common stock:
Basic net earnings	$1.28	$1.47

Diluted net earnings	$1.26	$1.43

Dividends declared	$.43	$.43

Weighted-Average Shares Outstanding (in millions)
Basic	66.8	68.8
Diluted	67.9	70.7

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited) March 31 2005	December 31 2004
ASSETS

CURRENT ASSETS
Cash and equivalents	$184	$243
Trade receivables, less allowances (2005: $101; 2004: $107)	1,992	2,032
Inventories	1,911	1,701
Prepaid expenses	85	74
Deferred income taxes	185	189
Other current assets	263	275

Total Current Assets	4,620	4,514

OTHER ASSETS
Investment in affiliated companies	20	16
Goodwill, net	168	168
Other intangibles, net	105	108
Deferred income taxes	313	323
Prepaid pension costs	329	329
Other assets	143	140

	1,078	1,084

PROPERTY, PLANT AND EQUIPMENT
Land	89	91
Buildings	1,065	1,073
Machinery and equipment	5,864	5,933
Accumulated depreciation	(4,533)	(4,514)

	2,485	2,583

Total Assets	$8,183	$8,181

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable	$550	$244
Accounts payable	2,094	2,297
Employee compensation	255	300
Deferred income taxes	55	57
Accrued expenses	766	811
Restructuring costs	15	13
Income taxes	127	110
Other current liabilities	133	146
Current maturities of long-term debt	9	7

Total Current Liabilities	4,004	3,985

OTHER LIABILITIES
Deferred income taxes	224	240
Pension benefits	371	367
Postemployment benefits	508	499
Other liabilities	244	256
Long-term debt	1,135	1,160

	2,482	2,522

MINORITY INTERESTS	69	68

STOCKHOLDERS' EQUITY
Common stock, $1 par value:	90	90
Shares authorized—250 million
Shares issued—90 million (2005); 90 million (2004)
Shares outstanding—67 million (2005); 67 million (2004)
Paid-in capital	759	737
Retained earnings	2,653	2,596
Accumulated other comprehensive income (loss)	(658)	(601)
Treasury stock—23 million (2005); 23 million (2004)	(1,216)	(1,216)

Total Stockholders' Equity	1,628	1,606

Total Liabilities and Stockholders' Equity	$8,183	$8,181

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31

(millions of dollars)

	2005	2004
OPERATING ACTIVITIES
Net earnings	$86	$101
Adjustments to reconcile net earnings to net cash flows used in operating activities:
Gain on disposition of assets	(1)	(1)
Depreciation and amortization	114	112
Changes in assets and liabilities:
Trade receivables	(7)	30
Inventories	(246)	(175)
Accounts payable	(162)	(81)
Restructuring charges, net of cash paid	3	(5)
Taxes deferred and payable, net	3	44
Accrued pension	16	15
Other - net	(91)	(181)

Cash Used In Operating Activities	$(285)	$(141)

INVESTING ACTIVITIES
Capital expenditures	$(69)	$(54)
Proceeds from sale of assets	1	19
Acquisitions of businesses, net of cash acquired	—	(2)

Cash Used For Investing Activities	$(68)	$(37)

FINANCING ACTIVITIES
Proceeds of short-term borrowings, net	$311	$199
Repayments of long-term debt	(3)	(9)
Dividends paid	(29)	(30)
Purchase of treasury stock	—	(75)
Common stock issued under stock plans	18	51
Other	1	(17)

Cash Provided By Financing Activities	$298	$119

Effect of Exchange Rate Changes on Cash and Equivalents	$(4)	$(2)

Decrease in Cash and Equivalents	$(59)	$(61)
Cash and Equivalents at Beginning of Period	243	249

Cash and Equivalents at End of Period	$184	$188